EXHIBIT 99.1

MEMORANDUM

TO: SPARTA Employees and Stockholders	DATE: Jan. 21, 2004
FROM: Bob Sepucha
SUBJECT: Fourth Quarter 2003 Report and Stock Price Evaluation

Stock Pricing Results

The two tables attached at the back of this memo present, respectively, a summary of operating results for the quarter and the past 12 months compared to the same periods one year ago, and the calculation of the resultant stock price to be effective after January 21, 2004. The operating results are discussed in later paragraphs. The new stock price, as shown in the second attached table, is $28.02 per share, an increase of $1.88 per share compared to $26.14 per share as of October 21, 2003. For the year, the stock price increased by $6.30 or 29%. This compares favorably to the 13% increase in 2002 and yields an average annual stock price increase of 21% over the two-year span. More significantly, since 1994 the stock price has increased an average of 24% per year.

Equity continued to grow in the fourth quarter and as a result the equity/share term contributed $0.74 to share price growth. Similarly, earnings continued to increase resulting in a very strong $0.88 contribution to stock price growth from the earning/share term. Twelve-month contract backlog grew modestly (2%) in the fourth quarter causing the growth term to contribute $0.26 to stock price growth compared to the $0.73 contribution from this term in the third quarter. For the year, the equity/share term contributed $2.21 to the $6.30 stock price increase, the earnings/share term contributed $2.30, and the growth term, the most volatile of the three, contributed $1.79.

Quarterly Stock Trade

We continue to experience a trend where stock repurchases from terminating employees remain modest while net profit and net proceeds from stock option exercises remain strong. Accordingly, we should see significant funds, in the vicinity of $1,600K, for quarterly pro rata repurchases at the February 21 trade date. We anticipate that liquidity will remain strong in succeeding trade dates.

For the stock trade on February 21, stockholders wishing to offer stock for repurchase should send in a stock transaction request form to Diane Lavoie in the CBO at least a few days prior to the trade date, offering up to $3,979 in stock (142 shares), along with signed stock certificates for the amount offered. (Note that stock acquired less than 6 months prior to the stock trade date, i.e. acquired after August 21, 2003, may not be offered.) Offerers wishing to sell in excess of $4,000 in stock should submit a second stock transaction request for the amount they desire to sell in excess of $4,000. However, stock certificates associated with this second transaction request should not be included, since the actual amount any offerer will be permitted to sell is subject to pro rata allocation in proportion to the stockholdings of the offerers. Sellers will be notified shortly after February 21 of the results of the pro rata allocation, and will be asked to provide signed stock certificates after notification. Repurchase requests received after February 21 will not be honored regardless of the reason for late arrival, so send them early. Diane Lavoie will fax a list of offers received as of February 13 to each of the Operations as confirmation of receipt of offers as of that date (a benefit of sending in your offer early).

New Contracts

In the fourth quarter of 2003, we had seven significant competitive contract/task-order wins, no significant losses and a major contract extension. In our Intelligence business area, ISSO, as a subcontractor to QSS Group, Inc., won a competitive contract from the Army for the IT Enterprise

Solutions (ITES) program estimated to be worth $2.5M over seven years. ACTO won a competitive program from a classified DoD customer to develop custom hardware and software. This is a $2.0M, one-year program.

In the Missile Defense business area, ASTO was notified by the Missile Defense Agency of its intent to issue a fifteen-month extension to ASTO’s system engineering and battle control support contract. This contract extension is estimated to be worth $35M. In addition, ASTO won the competition for providing SETA support services to the Force Structure Integration and Deployment for MDA/TR. This is a $34M contract over four years (one-year base plus three one-year options). As a subcontractor to MTSI, ASTO also won a competitive classified contract from MDA for technical support, a $2.7M program over five years. Additionally, TASO, as a subcontractor to the Advanced Logistics Solutions Joint Venture, won two competitive task-orders from the Army Aviation and Missile Command for Training Hardware Support Services. These task-order awards were for a total of $3.5M over one and one-half years.

In the Hardware Systems business area, CPO, as a subcontractor to AeroViroment, won a competitive contract from the Marine Corps for their Dragon Eye Unmanned Air Vehicle program. CPO will build composite parts for this program. Depending on the quantities ordered, this is expected to be a $2.5M to $5.0M contract over five years.

2003 Business Performance and Outlook

The fourth quarter saw a 13% increase in sales relative to the previous quarter, $55.7M versus $49.4M, while direct labor stayed essentially the same ($13.8M) and gross profit increased by 23% to $5.6M. For the year, sales were $203.2M, up 25% from $162.2M in 2002, and well above our plan of $188M. Contributing to this strong performance were increases in major subcontracts (+45%), gross profit (+26%) and direct labor (+14%). Twelve-month contract backlog was up a modest 2% in the fourth quarter causing us to finish the year at $203M, an increase of 16% from 2002, and just short of our plan of $205M for the year. Multi-year contract backlog finished the year at $556M, a 21% increase over the 2002 end-of-year result.

In the fourth quarter, we hired 50 people for a total of 257 new hires for the year, a 28% annual recruiting rate. In the fourth quarter we had 40 terminations, 25 of whom were people leaving for other jobs. On an annualized basis, this corresponds to an overall turnover rate of 16% and an 8% turnover rate for people leaving for other jobs. Both numbers reflect significant improvements over 2002 and represent a strong retention rate.

At the end of the first pay period in 2004 (Jan.4), SPARTA had 1,023 employees plus an additional 8 contract employees causing the twelve-month running average to barely exceed 1,000. Consequently, effective February 1, 2004, we will no longer be eligible for small business set-aside contracts where the small-business threshold is 1,000 employees. Small-business contracts awarded to SPARTA prior to this date will be unaffected.

The preliminary plan for 2004 is based on a sales estimate of $225M, a modest 11% increase over 2003. This follows an earlier trend where two to three years of rapid growth are followed by a year of relatively modest growth when we consolidate our gains and prepare for the next spurt. Opportunities exist to exceed $225M in 2004, but for budgetary purposes it is prudent to assume this lower value.

2003 Financial Performance and Outlook

Net earnings in the fourth quarter were $3.3M, up substantially (28%) from the $2.6M in the previous quarter, primarily due to better than anticipated profits on some of our fixed-price contracts. For the year, earnings increased by 23% to $10.9M. Profitability (net earnings as a percent of sales) this past quarter was 5.9%, an improvement from the 5.2% in the third quarter. For the year, profitability was 5.4%, slightly below the 5.5% recorded in 2002.

Stockholders’ equity stood at $39.0M at the end of the quarter, $3.1M (9%) more than the third quarter and $14.0M (+56%) more than the start of the year. This growth reflects increases in earnings and stock option exercises, and the falloff in stock repurchases.

At the end of the quarter, we had $26.7M in cash and investments, unchanged from the third quarter but $10M more than at the start of the year. Cash management remained strong as measured by Days Sales Outstanding (DSO). The year-to-date average at the end of the fourth quarter stood at 62 days, one day less than the average at the end of the third quarter and two days less than the 2002 average. Better management of at-risk receivables was the principal reason for the improvement.

For the third consecutive year, our long-term debt from deferred income tax and stock promissory notes was more than offset by cash and investments. In 2003 this offset was $14.8M versus $3.2M and $2.4M in 2001 and 2002, respectively. We closed the year with a bank debt-to-equity of 0.6, an improvement over the 0.7 at 2002 yearend. Our subordinated stock-note balance decreased $0.6M during the quarter allowing us to finish the year at $8.1M, $2.2M less than the previous year. For the third consecutive quarter, no new notes were issued.

With $225M sales as a basis of planning for 2004, growth in earnings will grow at a deceased rate (~7%) relative to 2003. Growth in stockholders’ equity will also slow down but we still anticipate a 20% increase by the end of 2004. Profitability will still exceed 5% of sales but may not reach the levels we enjoyed in 2002 and 2003.

All statements in this memorandum that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

[This document constitutes part of a prospectus relating to securities that have been registered under the Securities Act of 1933.]

SPARTA, INC.
OPERATING RESULTS
AS OF December, 2003

	For the three months ended		For the twelve months ended
Business Results
(in $K, unless otherwise noted)	Dec. 03	Dec. 02	Dec. 03	Dec. 02

Sales ($M)	$55.7	$42.6	$203.2	$162.2
Gross earnings	5,626	3,997	19,191	15,289
Net income	3,309	2,407	10,939	8,928
Stock tax benefit	770	308	2,446	1,775
Stock sales — Receivable	354	103	(316)	143
Deferred Stock (Rabbi Trust)	39	41	(83)	25
Stock sales — exercise	1,399	869	7,595	4,547
Stock sales — retirement plans	799	667	3,945	3,488
Stock sales — bonus	0	0	1,096	931
Total Stock Sales	2,198	1,537	12,636	8,967
Stock repurchases:
- Cash	3,520	4,652	11,424	19,093
- Promissory notes	0	0	183	3,450
Total Stock Repurchases	3,520	4,652	11,607	22,543

Business Projections and Backlog	At Dec. 28,	At December 29,
(in $M, unless otherwise noted)	2003	2002

Contract backlog	203.1	176.3
Proposal backlog	47.6	61.1
Twelve month projected sales	216.6	196.8
Twelve month projected earnings ($K)	19,488	16,835

	At Dec. 28,	At December 29,
Breakdown of Stockholders Equity ($M)	2003	2002

Stock sales	$37.79	$25.16
Stock sales receivables	($0.78)	(0.47)
Deferred stock compensation	($0.37)	(0.29)
Stock repurchases	($36.49)	(24.88)
Stock tax benefit	$13.66	11.21
Retained earnings	$25.21	14.27

Equity for Stock Pricing	$39.02	$25.00

Less value of SAIC preferred stock	0.00	0.00

SEC Equity	$39.02	$25.00

Subordinated stock notes	8.11	10.35

Net Worth	$47.13	$35.35

	At Dec. 28,	At December 29,
Stock Notes ($M)	2003	2002

Total note balance	$8.11	$10.35
Long-term subordinated	$5.77	$8.09

SE	Stockholder’s Equity	SV	Options Vested
SN	Subordinated Notes	NP	Net Earnings for Quarter
CX	Cost to Exercise Vested Options	SI	Shares Issued
STB	Stock Tax Benefit	FG	Growth Term
Input data in red.

STOCK PRICE CALCULATION
(Business Data as of 12/28/2003)

		Equity		Growth		Earnings
		Term		Term		Term

		SE+SN+CX					NP+STB

PRICE	=	SI+SV	+	7 x FG	x	(2 YR AVG	SI+SV	)

Stock Ownership

Shares Issued (SI)	5,078
Option Vested (SV)	842

5,920

Equity Term ($K)

Stockholders Equity (SE)	39,019
Subordinated Notes (SN)	5,770
(Long Term Portion) Cost to Exercise SV (CX)	12,834

SE + SN + CX =	57,623

Equity Term/Share

SE+SN+CX		57,623

SI+SV	=	5,920	=	$9.734

Growth Term (FG)

			Less Extraordinary
Gross Earnings ($K)		Less SIT	Gain/Misc. Income

Past 12 Months	19,191	18,471	18,418
Past 24 Months	34,480	33,046	32,887
12 Month Projection	17,846	(Contract Backlog + Weighted Proposal Backlog)

FG	=	[{Past 12 Months + 12 Months Projection} / Past 24 Months][2]
FG	=	[(18,418 + 17846) / 32,887][2] = 1.216

Earnings Term ($K)					Previous 7 Quarters

Net Earnings for Quarter (NP)			=	3,467	0.499
(Unallowable stock compensation added back)					0.464
Stock Tax Benefit (STB)			=	770	0.463
					0.494
Quarter	NP+STB	= (3467 + 770.173) / 5,920			0.570

	SI+SV	=		0.716	0.511
					0.580
2 YR AVG	NP+STB	= (0.716 + 3.581) / 2			3.581

	SI+SV	=		2.149

Stock Price Computation

     Note: Growth Term may not exceed 1.500

Price/Share	=	$9.734	+	7	x	1.216	x	2.149	=	$28.02

12 Month Earnings/Share	=	$2.38
Price-To-Earnings Ratio	=	11.8